Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Second Quarter		First Six Months
	2015	2014	2015	2014
	($ in millions, except per share amounts)

Railway operating revenues
Coal	$453	$672	$908	$1,213
General merchandise	1,627	1,720	3,147	3,272
Intermodal	633	650	1,225	1,246
Total railway operating revenues	2,713	3,042	5,280	5,731

Railway operating expenses
Compensation and benefits	724	715	1,507	1,455
Purchased services and rents	438	414	861	806
Fuel	255	408	519	840
Depreciation	247	238	492	475
Materials and other	235	248	481	469

Total railway operating expenses	1,899	2,023	3,860	4,045

Income from railway operations	814	1,019	1,420	1,686

Other income – net	19	18	40	44
Interest expense on debt	134	139	266	278

Income before income taxes	699	898	1,194	1,452

Provision for income taxes
Current	243	311	416	505
Deferred	23	25	35	17
Total income taxes	266	336	451	522

Net income	$433	$562	$743	$930

Earnings per share
Basic	$1.43	$1.81	$2.43	$2.99
Diluted	1.41	1.79	2.41	2.97

Weighted average shares outstanding (note 1)
Basic	302.9	309.5	304.8	309.5
Diluted	305.5	312.8	307.5	312.7

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

	Second Quarter		First Six Months
	2015	2014	2015	2014
	($ in millions)

Net income	$433	$562	$743	$930
Other comprehensive income, before tax:
Pension and other postretirement benefits	11	7	21	306
Other comprehensive income (loss) of
equity investees	—	7	(4)	10

Other comprehensive income, before tax	11	14	17	316
Income tax expense related to items of other
comprehensive income	(5)	(4)	(8)	(118)

Other comprehensive income, net of tax	6	10	9	198

Total comprehensive income	$439	$572	$752	$1,128

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2015	2014
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$889	$973
Accounts receivable – net	1,055	1,055
Materials and supplies	277	236
Deferred income taxes	125	167
Other current assets	67	347
Total current assets	2,413	2,778

Investments	2,724	2,679
Properties less accumulated depreciation of $11,188 and
$10,814, respectively	28,075	27,694
Other assets (note 2)	98	49

Total assets	$33,310	$33,200

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,144	$1,233
Short-term debt	—	100
Income and other taxes	295	217
Other current liabilities	264	228
Current maturities of long-term debt	500	2
Total current liabilities	2,203	1,780

Long-term debt (note 2)	8,890	8,883
Other liabilities	1,322	1,312
Deferred income taxes	8,818	8,817

Total liabilities	21,233	20,792

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 301,386,849 and 308,240,130 shares,
respectively, net of treasury shares	303	310
Additional paid-in capital	2,146	2,148
Accumulated other comprehensive loss	(389)	(398)
Retained income	10,017	10,348

Total stockholders’ equity	12,077	12,408

Total liabilities and stockholders’ equity	$33,310	$33,200

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	First Six Months
	2015	2014
	($ in millions)
Cash flows from operating activities
Net income	$743	$930
Reconciliation of net income to net cash provided by operating activities:
Depreciation	494	478
Deferred income taxes	35	17
Gains and losses on properties and investments	(18)	(3)
Changes in assets and liabilities affecting operations:
Accounts receivable	—	(98)
Materials and supplies	(41)	(28)
Other current assets	282	30
Current liabilities other than debt	(1)	144
Other – net	(21)	(33)

Net cash provided by operating activities	1,473	1,437

Cash flows from investing activities
Property additions	(886)	(809)
Property sales and other transactions	32	44
Investments, including short-term	(3)	(3)
Investment sales and other transactions	5	121

Net cash used in investing activities	(852)	(647)

Cash flows from financing activities
Dividends	(360)	(335)
Common stock issued	28	82
Purchase and retirement of common stock (note 1)	(765)	(100)
Proceeds from borrowings – net	494	—
Debt repayments	(102)	(213)

Net cash used in financing activities	(705)	(566)

Net increase (decrease) in cash and cash equivalents	(84)	224

Cash and cash equivalents
At beginning of year	973	1,443

At end of period	$889	$1,667

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$249	$255
Income taxes (net of refunds)	55	313

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.     Stock Repurchase Program
We repurchased 7.4 million and 1.0 million shares of common stock in the first six months of 2015 and 2014, respectively, at a cost of $765 million and $100 million, respectively. We have remaining authorization from our Board of Directors to repurchase up to 27.8 million shares through December 31, 2017. The timing and volume of purchases is guided by our assessment of market conditions and other pertinent factors. Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings. Since the beginning of 2006, we have repurchased and retired 147.2 million shares at a total cost of $9.2 billion.

2.    New Accounting Pronouncement
In April 2015, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2015-03, "Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs." This update requires that debt issuance costs be presented in the balance sheet as a reduction from the related debt liability rather than as an asset, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update. We early adopted the provisions of this ASU during the second quarter of 2015 and applied it retrospectively. The adoption of ASU 2015-03 resulted in the presentation of $43 million of debt issuance costs as a reduction of "Long-term debt" at June 30, 2015. We retrospectively adjusted the December 31, 2014 consolidated balance sheet and related disclosures to reflect the reclassification of $41 million of debt issuance costs from "Other assets" to "Long-term debt." There was no other impact on our consolidated financial statements from the adoption of ASU 2015-03.